Exhibit 99.1

News Release Sunoco, Inc. 1735 Market Street Philadelphia, Pa. 19103-7583

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No 28-08

THOMAS W. HOFMANN TO RETIRE FROM SUNOCO, INC.

PHILADELPHIA, October 15, 2008 – Sunoco, Inc. (NYSE: SUN) announced today that Senior Vice President and Chief Financial Officer Thomas W. Hofmann will retire effective December 1, 2008.

Hofmann, 57, began his career at Coopers & Lybrand (now PricewaterhouseCoopers) and worked in increasingly responsible positions during his 32 years of service at Sunoco, culminating in his being named Chief Financial Officer in 1998.

“Over his career Tom has significantly contributed to the growth and strategic direction of Sunoco,” said Lynn Elsenhans, Chief Executive Officer and President of Sunoco, Inc. “His focus on maintaining Sunoco’s investment grade credit rating and transparency in financial reporting helped build Sunoco’s reputation among investors, industry analysts and business partners. The Board and I thank him for his service and wish him all the best for the future.”

Upon his retirement, Mr. Hofmann will continue to serve on the boards of directors of Fox Chase Cancer Center and West Pharmaceutical Services, Inc. He will remain active in the community as a member of the Advisory Board of the Boys and Girls Clubs of Philadelphia.

A successor to Mr. Hofmann has not yet been named. If a permanent successor has not been named by the time of his retirement, an interim appointment will be announced at that time.

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, nearly 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Using a unique, patented technology, Sunoco’s cokemaking facilities in the United States have the capacity to manufacture over 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitoria, Brazil.

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